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Mondelez International Internal
Exhibit 19.1

Policy Sponsor:	EVP, Corporate & Legal Affairs, General Counsel and Corporate Secretary
Policy Owner:	Vice President, Chief Securities Counsel & Assistant Corporate Secretary
Effective Date:
Latest Update:
Target:	All Mondelēz International employees, officers, directors, and contract workers, including Mondelēz International subsidiaries

INSIDER TRADING
WE COMPLY WITH SECURITIES AND INSIDER
TRADING LAWS
Federal securities laws prohibit trading in the securities
of a company on inside information or tipping off
others so that they may trade (also known as “insider
trading”). As used herein, the term “Insider Trading
Policy” or “Policy” shall mean this Policy together with
its exhibits.
While working on behalf of Mondelēz International, Inc.
and/or any of its subsidiaries (“Mondelēz
International,” “MDLZ,” “Company” or “we”), you may
become aware of inside information about Mondelēz
International or another company with which we have a
business relationship, including customers, vendors,
suppliers, joint venture partners, and those with which
Mondelēz International may be negotiating a
transaction or may be entering into a business
relationship (each, an “Other Covered Company”). You
must not use such inside information learned in the
course of your employment or relationship with the
Company to buy or sell securities of Mondelēz
International or any Other Covered Company or any
listed subsidiary. The U.S. federal and state securities
laws and similar non-U.S. laws prohibit such conduct.
Additionally, you should be aware that insider trading
includes trading (or recommending or suggesting that
anyone else trade) in the stock or other securities of
any other company while you have material nonpublic
information learned in the course of your employment
that, even though not directly about the other
company, could materially affect the market price of
securities of that other company.
The Key Requirements of the Insider Trading Policy will
help you understand your obligations relating to insider
trading and to protect you and Mondelēz International
from inadvertent violations of this Policy and the laws
against insider trading.
KEY REQUIREMENTS
WHAT DOES THE COMPANY EXPECT OF ME?
You have a responsibility to keep inside information
confidential and not use it to benefit yourself or others.
Your obligation to maintain the confidentiality of inside
information continues after your termination of service
with Mondelēz International until that information has
been adequately disclosed to the public or is no
longer material.
If you have inside information about Mondelēz
International, its securities, any Other Covered
Company, or an Other Covered Company’s securities
acquired in the course of your employment or
relationship with the Company, you must not:
•Directly or indirectly trade in Mondelēz
International or such other company’s securities,
even if you believe you are not relying on
that information.

WHAT IS INSIDE INFORMATION?
Inside information (or material nonpublic information) is
information about a company or its securities that is not
known to the general public and that a reasonable
investor would probably consider important when
deciding whether to buy, sell, or hold a company’s stocks,
bonds, options, or other financial instruments
(“securities”). Inside information could include:
•Company or business unit financial results
•Projections of future earnings or losses, or other
earnings outlook
•Current, proposed or anticipated mergers,
acquisitions, divestitures or joint ventures
•Changes in directors or senior management
•Significant capital investments
•New product launches
•Product recalls or the interruption of production or
other aspects of a company’s business
•Cybersecurity incidents and data security breaches
•Major litigation, government investigations or
regulatory actions or proceedings
•Significant events relating to a company’s stock,
including dividend actions, stock splits or the proposed
or anticipated issuance, redemption or repurchase of
securities
•Significant developments relating to major contracts,
orders, suppliers, customers, finance sources or credit
ratings
Inside information is considered nonpublic until it has
been disclosed to the general public, including through a
widely disseminated press release or a filing with the U.S.
Securities and Exchange Commission, and adequate time
has passed to allow the market to digest the information
(i.e., for purposes of this Policy, at least one full trading day after the information is released to the public).

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•Trade in the securities of Mondelēz International or
any Other Covered Company until at least one full
trading day after the relevant inside information
that you have has been released to the
general public.
•Share inside information with anyone outside of a
designated project team, including but not limited
to, family members, relatives, friends and fellow
employees of Mondelēz International, unless
otherwise permitted by Mondelēz International
policies or procedures.
•Share inside information about any Other Covered
Company to anyone who may trade in that
company’s securities, or recommend to anyone that
they purchase, sell or hold the securities of such
company while you have inside information
concerning or affecting that company. This practice
is known as “tipping,” and it is illegal, even if you do
not trade or gain any benefit from the trade.
•For purposes of this Policy, gifts or donations of
Mondelēz International securities are considered
trades of such securities and are subject to
this Policy.
You are expected to:
•Ensure you follow these guidelines before you trade
in company stocks.
•Immediately report any situation to the appropriate
Compliance contact if you suspect that this Policy
has been potentially violated or know that some
inside information is not being managed as inside
information.
This Policy applies to all employees of Mondelēz
International, including our executive officers, as well as
members of our board of directors (“directors”) and
those persons acting on behalf of Mondelēz
International, including temporary or contract
employees and consultants.
This Policy also applies to your family members and
other persons living in your household (except for
household employees), and your family members who
do not live in your household but whose transactions in
Mondelēz International securities are directed by you
or are subject to your influence or control, such as
parents or children who consult with you before they
trade in securities (each, a “family member”), and to
any entity that you or a family member influences,
manages, or controls, including any corporations,
partnerships, or trusts (each, a “controlled entity”). For
purposes of this Policy, you are responsible for the
transactions of family members and controlled entities,
and these transactions should be treated as if they
were for your own account.
Remember this is not only basic fairness; it is a crime to
engage in insider trading.
Employees who violate this Policy may be disciplined,
up to and including the termination of their
employment.
REPORTING SUSPECTED MISCONDUCT
If you suspect someone has violated this Policy, contact the
Compliance Line or the appropriate Compliance contact.
Mondelēz International has zero tolerance for
retaliation. Anyone who retaliates against someone for
raising a good-faith concern will face discipline, which
may include the termination of their employment.
HOW CAN I LEARN MORE?
If you intend to buy or sell securities of Mondelēz
International or any listed subsidiary, please make sure
to follow additional rules available in the Mondelēz
International Trading Handbook (Exhibit 1).
If you have any questions about how to interpret this
Policy, contact your Region, BU or Global Compliance
lead or the Corporate Secretary Office. You also can
visit the myCLA Intranet Site to learn more about our
compliance program and reporting mechanisms such as
the Compliance Line.
COMPANY
TRANSACTIONS
From time to time, the Company may engage in
transactions in its own securities. It is the Company’s
policy to comply with all applicable securities and state
laws (including appropriate approvals by the board of
directors or appropriate committee, if required) when
engaging in transactions in Company securities or in
transactions involving Company equity plans and award
agreements.

BLACKOUT PERIODS
Mondelēz International has established quarterly
blackout periods and may establish event-specific
blackout periods when certain individuals must
not trade in Mondelēz International securities as
they are likely to be aware of some inside
information.
This is mostly applicable to directors, Section 16
officers and other designated employees
(including their family members and controlled
entities), who will be notified by the Corporate
Secretary Office if they are subject to quarterly or
event-specific blackout periods.
Quarterly blackout periods will begin on the 15th
day of the last month of each quarter (i.e., March
15, June 15, September 15 and December 15)
and will end at the close of business one business
day after the public announcement of Mondelēz
International’s earnings for the quarter.

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EXHIBIT 1
MONDELĒZ INTERNATIONAL TRADING HANDBOOK
When buying or selling securities of Mondelēz International, any listed subsidiary or any Other Covered Company, you must strictly observe Mondelēz
International’s Insider Trading Policy and its Key Requirements. Additionally, you must comply with the following trading restrictions as certain types of transactions increase your and Mondelēz International’s exposure to legal risks and may create the appearance of improper or inappropriate conduct.
Limit Orders
A limit order is the use of a pre-specified price to buy or sell a security. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a person is in possession of inside information, which may result in inadvertent insider trading violations and violations of this Policy. For these reasons, except pursuant to an approved Rule 10b5-1 Trading Plan (as defined below):
•If you are a director, an “officer” under Section 16 of the U.S. Securities Exchange Act of 1934 (“Section 16 officer”) or a member of the Mondelēz International Leadership
Team (“MLT”), you may not at any time enter limit orders covering the securities of Mondelēz International or any Other Covered Company with which we have a business relationship.
•If you are not a director or a Section 16 officer or MLT member, you are discouraged from placing limit orders with brokers, particularly where the order is likely to remain outstanding for an extended period, and if you subsequently become aware of inside information, you must cancel any existing limit order. Similarly, if you become subject to a quarterly or event-specific blackout period (discussed below), you must cancel any existing limit order either before the quarterly blackout period begins or as soon as you are notified that you are subject to an event-specific blackout, as applicable.
Short Sales
“Short” sales of securities are transactions where a person borrows stock, sells it, and then buys stock later to replace the borrowed shares. Short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore, have the potential to signal to the market that the seller lacks confidence in Mondelēz
International’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Mondelēz International’s performance.  For these reasons, you may not sell
Mondelēz International’s securities short.
Derivative Securities
Derivative securities include options, warrants, convertible securities, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Mondelēz International stock. A put is an option or right to sell a specific stock at a specific price before a set date and generally is purchased when a person believes that the price of a stock will fall. A call is an option or right to buy a specific stock at a specific price before a set date and generally is purchased when a person believes that the price of a stock will rise. Given the relatively short term of publicly traded options, transactions in options and other derivative securities may create the appearance that a director, officer or employee is trading based on inside information and may focus that person’s attention on the short-term performance of Mondelēz International at the expense of Mondelēz
International’s long-term objectives. For these reasons, you may not engage in any transactions in put options, call options or other derivative securities based on the securities of Mondelēz International or any of its subsidiaries.
Hedging Transactions
Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as pre-paid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a director, officer or employee to continue to own securities of Mondelēz
International or one of its subsidiaries, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as Mondelēz International’s other shareholders. For these reasons, you may not engage in any such transactions.

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Margin Accounts and Pledged Securities
Securities held in a margin account as collateral for a margin loan and securities pledged as collateral for a loan could be sold without a person’s knowledge or consent. That sale could occur when the person has inside information. For these reasons:
•If you are a director, a Section 16 officer, a MLT member, or a direct report of a MLT member, you may not hold Mondelēz International securities as collateral in a margin account, borrow against an account in which Mondelēz International securities are held, or pledge Mondelēz International securities as collateral for a loan. This restriction extends to your family members and controlled entities.
•Even if you are not a director, a Section 16 officer, a MLT member, or a direct report of a MLT member, you should be aware of the risks associated with, and you are discouraged from, holding Mondelēz International securities as collateral in a margin account, borrowing against an account in which Mondelēz International securities are held,  or pledging those securities as collateral for a loan. If you become subject to a quarterly or event-specific blackout period, you should take the steps necessary to avoid an inadvertent sale of your Mondelēz International securities.
Exceptions to Trading Restrictions
The trading restrictions of this Policy do not apply to the following transactions:
•401(k) Plan. This Policy does not apply to purchases of Mondelēz International securities in the Mondelēz International 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (1) an election to begin or terminate investing in the Mondelēz International stock fund; (2) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Mondelēz International stock fund; (3) an election to make an intra-plan transfer of an existing account balance into or out of the Mondelēz
International stock fund; (4) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your stock fund balance; and
(5) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Mondelēz International stock fund.
•Stock Option Exercises. This Policy generally does not apply to the exercise of a stock option or to the exercise of a tax withholding right pursuant to which a person has elected to have Mondelēz International withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale of shares, including for the purpose of generating the cash needed to pay the exercise price of an option or the applicable tax withholding liability. For the avoidance of doubt, you may not sell any stock acquired upon the exercise of a stock option while a trading restriction is in place.
•Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or the exercise of a tax withholding right pursuant to which you elect to have Mondelēz
International withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of the stock upon vesting.
Blackout Periods
MDLZ has established quarterly blackout periods and may establish event-specific blackout periods from time to time for certain individuals, which are designed to help you comply with this Policy and insider trading laws. Even if a blackout period is not in effect, you may not trade (including making a gift or a donation) in Mondelēz International securities if you have inside information.
Quarterly Blackout Periods
All directors, Section 16 officers and certain employees of Mondelēz International designated by the Corporate Secretary Office because of their position, responsibilities, or their actual or potential access to inside information, as well as that of their family members and controlled entities (collectively, “restricted insiders”), are subject to quarterly blackout periods.

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The Corporate Secretary Office will notify you if you are subject to quarterly blackout periods. If you have any questions about whether you are subject to quarterly blackout periods, please contact the Corporate Secretary Office.  The Corporate Secretary Office maintains a list of all persons subject to quarterly blackout periods under this Policy for recordkeeping purposes and periodically updates the list as appropriate; however, you are subject to this Policy, including any applicable quarterly blackouts, even if such list has not been updated to include you.
Quarterly blackout periods will begin on the 15th day of the last month of each quarter (i.e., March 15, June 15, September 15, and December 15) and will end upon the completion of one full trading day after the public announcement of Mondelēz International’s earnings for the quarter.
During a quarterly blackout period, restricted insiders must refrain from buying or selling Mondelēz International’s securities.
Event-Specific Blackout Periods
From time to time, an event may occur that is material to Mondelēz International and is known by only a few individuals, such as the negotiation of mergers, acquisitions or dispositions, the investigation and assessment of cybersecurity incidents, issues that might significantly affect product supply or inventory, such as product recalls and manufacturing issues, and changes in the MLT. In these instances, Mondelēz International may impose special blackout periods during which certain persons designated by the
Corporate Secretary Office are prohibited from trading in Mondelēz International’s securities.
If Mondelēz International imposes a special blackout period, the Corporate Secretary Office will notify the persons affected. The existence of an event-specific blackout period will not be announced to Mondelēz International as a whole and should itself be treated as inside information. The Corporate Secretary Office will maintain a list of all persons subject to event-driven blackouts under this Policy for recordkeeping purposes; however, you are subject to this Policy, including any applicable event-driven blackouts, even if such list has not been updated to include you.
Rule 10b5-1 Plans
Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense to potential insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets certain specified conditions (“Rule 10b5-1 Trading Plan”). Under this rule, if a person acting in good faith, acting at a time when the person does not possess material, nonpublic information about the issuer, enters into a binding contract or written plan that meets the requirements of Rule 10b5-1, including specifying the amount, price and dates on which securities are to be purchased or sold, and satisfies all the other conditions under Rule 10b5-1 including the required cooling-off periods, then the person may claim a defense to insider trading liability if the trades under the plan occur at a time when the person subsequently possesses material, nonpublic information. Given the complexity of the requirements of the rule, please contact Corporate Secretary Office if you are interested in establishing a Rule 10b5-1 Trading Plan.
Absent special circumstances and approval by the Chief Executive Officer and the Corporate Secretary, all executive officers who report to the Chief Executive Officer and such other person(s) as may from time to time be designated in writing by the Chief Executive Officer are required to adopt a Rule 10b5-1 Trading Plan covering their trading in
Mondelēz International securities. The adoption of a Rule 10b-5 Trading Plan by either the Chief Executive Officer or the Chief Financial Officer of Mondelēz International shall require the prior approval of the People and Compensation Committee of the Company’s board of directors. All Rule 10b5-1 Trading Plans adopted pursuant to this Policy and their amendments must meet the requirements of applicable securities laws and rules and undergo pre-clearance by the Chief Executive Officer and the Corporate Secretary.
Additionally, any termination of a Rule 10b5-1 Trading Plan must be pre-approved by the Chief Executive Officer and the Corporate Secretary. Trades that comply with a pre-cleared Rule 10b5-1 Trading Plan will not require further pre-clearance at the time such trades occur, nor will they be subject to withdrawal of approval once the plan is executed. Notwithstanding any pre-clearance of a Rule 10b5-1 Trading Plan for an individual, none of the Company, its officers, directors or other employees assumes any liability for the consequences of any trade made pursuant to such plan by the individual.
Pre-clearance
To further ensure compliance with securities and insider trading laws, all directors, Section 16 officers and certain persons designated by the Corporate Secretary Office because of their position, responsibilities or their actual or potential access to material nonpublic information must pre-clear all transactions (including gifts or donations) in the securities of Mondelēz International. The  Corporate Secretary Office will notify any persons (other than directors and Section 16 officers) who become subject to pre-clearance obligations by issuing a pre-clearance notice.

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•If you are a director, a Section 16 officer, or you receive a pre-clearance notice, you must obtain prior approval before engaging in any transactions (including gifts or donations) in the securities of Mondelēz International by requesting the appropriate pre-clearance form from the  Corporate Secretary Office.
•Pre-clearance requests must be received at least two business days prior to the proposed transaction.
•Pre-cleared transactions must be executed within five business days of receiving approval.
•If you do not complete the transaction within the five-day period, you must again seek approval before executing the transaction.
•If a proposed transaction is not approved under these pre-clearance provisions, you must not execute the transaction and you must not inform anyone inside or outside of
Mondelēz International of the restriction.
•Pre-clearance may be withdrawn at any time by the granting authority by notice to the recipient.
•For avoidance of doubt, you may not execute a transaction if you acquire inside information concerning Mondelēz International or any Other Covered Company prior to execution of the proposed transaction, regardless of whether the transaction was approved.
For those persons who are required to or wish to enter a Rule 10b5-1 Trading Plan, the entry into the plan constitutes the “transaction” for purposes of these pre-clearance procedures. The Corporate Secretary Office will maintain a list of all persons subject to pre-clearance under this Policy for recordkeeping purposes; however, you are subject to this Policy, including any applicable pre-clearance, even if such list has not been updated to include you. If you have any questions about how to interpret these rules, contact your Region, BU or Global Compliance Lead or the Corporate Secretary Office.

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EXHIBIT 2
INSIDER TRADING POLICY – FAQs
Q:  What are the actual consequences for violating this
policy?
A:  Implications are severe not only for MDLZ but for the
individuals who violate these rules. In the United States,
for example, the penalties include criminal fines of up to
$5 million for each violation and imprisonment for up to
20 years.
Q:  I have an urgent need for cash and want to sell my MDLZ
stock. But I’m nervous about doing that now because I’m
aware of a big event happening within MDLZ next month
that is not public information.
A:  Do not sell. Contact the Corporate Secretary Office for
additional guidance.
Q:  How do I know if I am a Section 16 officer?
A:  Section 16 officers will be notified by the Corporate
Secretary Office of their obligations under Section 16.
Q:  My brother asks me whether it’s a good time to buy
MDLZ stock. Can I mention an upcoming acquisition to him?
His buying stock wouldn’t benefit me personally.
A: No. You must not share any inside information with your
brother. If he buys, sells, or holds stock based on inside
information that you give him, you and he could be in
violation of the law. And you would be in breach of MDLZ’s
Insider Trading Policy simply by sharing that information,
regardless of whether your brother uses it or benefits from it.
Q:  I just saw that the acquisition I was going to mention to my brother is now being reported in the press. Can I now
discuss it with my brother?
A: Yes, you can discuss accurate information that appears in a public forum but must be careful not to provide additional
information that is not public.
Q:  What do I do if I accidentally disclose inside information?
A:  Recognize that this is a serious matter. Immediately notify the Corporate Secretary Office, so that we can work together to address it.  This often includes contacting the recipient to let them know that you:
•Provided them with inside information;
•Need their commitment to keep this information to
themselves; and
•Need their commitment not to trade using this
information until the inside information is made public
through a widely disseminated press release or SEC filing.
Q:  If I terminate my employment or service, may I buy or
sell securities of MDLZ or a company with which MDLZ has a
business relationship immediately after I leave MDLZ?
A:  If you are subject to a blackout period or are otherwise in possession of inside information, the answer is “no”. U.S.
federal law prohibits you from trading in the securities of any company about which you have inside information. You may
begin trading once this information is made public through a widely disseminated press release or an SEC filing or the
information is no longer material. If you are or were a director or Section 16 officer at the time of your termination of
employment or service, you must also continue to observe
any pre-clearance and reporting obligations that you are
advised of in connection with your departure.
Q:  I entered a limit order prior to a blackout period, when I had no inside information. Do I need to cancel the limit
order if I will become subject to an upcoming quarterly
blackout period? Do I need to cancel the limit order if I
become subject to an event-specific blackout period?
A: Yes. If you will become subject to a quarterly blackout
period, you must cancel all your limit orders before the
blackout period begins. You must also cancel all limit
orders as soon as you become subject to an event-specific
blackout period.
Q:  Because the exercise of stock options is not considered a transaction subject to the Policy, can I exercise MDLZ stock options during a blackout period or when I have inside
information?
A:  Generally, yes. However, sale of the stock acquired on
exercise would not be permitted at that time.  Contact the
Corporate Secretary Office for additional guidance.
Q:  May I enter derivative transactions (i.e., puts, calls,
short-selling, swaps, etc.) involving MDLZ stock?
A: No. MDLZ’s Insider Trading Policy prohibits you from
engaging in all forms of transactions in derivative securities based on MDLZ’s securities (other than the exercise of
stock options).
Q:  May I trade during a blackout period if the number of
shares is minimal?
A: No. The restrictions apply to all trades, including a trade involving only one share of stock.
Q:  Is it okay for my spouse or domestic partner to buy or
sell MDLZ stock during a blackout period?
A:  No. If you are subject to a blackout period, then your
spouse or domestic partner (or any other family member
living in your household) is also subject to it.
Q:  Am I allowed to buy or sell mutual funds that include
MDLZ stock during a blackout period?
A:  Yes, if MDLZ stock is a very small portion of the fund and you do not control the investment decisions on individual
stocks within the fund. Contact the Corporate Secretary Office if you have any questions.
Q:  May I make a gift or donation of my MDLZ stock during a
blackout period to which I am subject?
A:  No. The provisions of MDLZ’s Insider Trading Policy apply to gifts or donations of MDLZ stock in the same way that they apply to sales of MDLZ stock.

IMPORTANT RESOURCES

Code of Conduct Compliance Contacts Corporate Secretary Office Contacts Regulation FD (“Fair Disclosure”) Policy